EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) or the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments thereto may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning such person contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other signatory, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated: May 13, 2022	DJ Fund Investments, LLC – Series E

/s/ Fred Goldman
By: Fred Goldman
Its: Manager

/s/ Daniel Asher
Daniel Asher

/s/ Fred Goldman
Fred Goldman

/s/ Michael Larocque
Michael LaRocque

AFOB FIP RILY LLC
AFO Blackberry llc, Managing member

/s/ Fred Goldman
By: Fred Goldman
Its: Treasurer

EQUITEC PROPRIETARY MARKETS, LLC

/s/ Fred Goldman
By: Fred Goldman, CFO